EXHIBIT 5.1
[DUANE MORRIS LLP LETTERHEAD]
May 26, 2011
Board of Directors
Donegal Group Inc.
1195 River Road
Marietta, Pennsylvania 17547

Re:	Donegal Group Inc. (the “Company”) Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as counsel to the Company in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a registration statement on Form S-3 (the “Registration Statement”) relating to the offer and sale by the Company of up to 300,000 shares (the “Shares”) of Class A Common Stock, $.01 par value, of the Company, that the Company may issue under the Company’s 2011 Agency Stock Purchase Plan (the “Plan”).
     As counsel to the Company, we have supervised all corporate proceedings in connection with the preparation and filing of the Registration Statement. We have also examined the Company’s Certificate of Incorporation and By-laws, as amended to date, its corporate minutes and other proceedings and the records relating to the authorization, sale and issuance of the Shares and the adoption of the Plan, and such other documents and matters of law as we have deemed necessary or appropriate in order to render this opinion.
     Based upon the foregoing, it is our opinion that each of the Shares, when issued and paid for in accordance with the terms and conditions of the Plan, will be duly authorized, legally and validly issued and outstanding, fully paid and nonassessable.
     We hereby consent to the use of this opinion in the Registration Statement and to the reference to us in the prospectus under the caption “Legal Opinion.”

Sincerely, DUANE MORRIS LLP
By:	/s/ Frederick W. Dreher
A Partner

FWD:am